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                                                                     EXHIBIT 3.3

                     HEALTH CARE PROPERTY INVESTORS, INC.

                       ARTICLES SUPPLEMENTARY CLASSIFYING
                              5,750,000 SHARES OF
              8.70% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK



  Health Care Property Investors, Inc., a Maryland corporation (the "Company"), certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

  FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article IV of the Articles of Restatement of the Company filed with the Department on April 27, 1992, as supplemented, (the "Charter") and
Section 2-105 of the Maryland General Corporation Law ("MGCL"), the Board of Directors has, by unanimous written consent in lieu of a meeting, adopted resolutions classifying and designating a separate series of authorized but unissued preferred stock of the Company, $1.00 par value per share ("Preferred Stock") to consist of not more than 5,750,000 shares of Preferred Stock and, pursuant to the powers contained in the bylaws of the Corporation and the MGCL, appointing a Committee (the "Committee") of the Board of Directors comprised of Kenneth B. Roath and Orville E. Melby, and delegating to the Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Company, all powers of the Board of Directors with respect to designating and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of such series of Preferred Stock and determining the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the price and other terms and conditions upon which shares of such series of Preferred Stock are to be offered, sold and issued.

  SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has unanimously adopted resolutions classifying and designating 5,750,000 shares of unissued Preferred Stock as a separate series of Preferred Stock to be known as "8.70% Series B Cumulative Redeemable Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of such 8.70% Series B Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 5,750,000 shares of 8.70% Series B Cumulative Redeemable Preferred Stock.

  THIRD: The separate series of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company and by the Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the

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following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions.

  A.      Designation and Number.  A series of Preferred Stock, designated
          ----------------------
the "8.70% Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"), is hereby established. The number of shares of the Series B Preferred Stock shall be 5,750,000. The Series B Preferred Stock shall be considered a class of stock of the Company which is separate from each of the Company's common stock, par value $1.00 per share (the "Common Stock"), and the Series A Preferred Stock (as defined below).

  B.      Maturity.  The Series B Preferred Stock has no stated maturity
          --------
and will not be subject to any sinking fund or mandatory or other redemption, except as provided in Paragraphs G and I of this Article THIRD.


  C.      Rank.  The Series B Preferred Stock will, with respect to
          ----
dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to the Common Stock of the Company, and to all equity securities issued by the Company ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Company's 7 7/8% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") and with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights issued by the Company upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.
The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

  D.      Dividends
          ---------


  (1) Holders of shares of the Series B Preferred Stock are entitled to receive, when, as, and if declared by the Board of Directors, out of funds of the Company legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.70% of the Liquidation Preference (as defined below) per annum per share (equivalent to $2.175 per annum per share). Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the last day of each March, June, September and December, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series B Preferred Stock is scheduled to be paid on September 30, 1998 and will be for less than a full quarter. Any dividend payable on the Series B Preferred Stock, including dividends payable for any partial dividend period will be prorated (including the first dividend), will be computed on the basis of a

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360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series B Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series B Preferred Stock which is outstanding on such date.

  (2) No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  (3) Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares that remains payable.

  (4) If, for any taxable year, the Company elects to designate as a "capital gain dividend" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all series of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Dividends. Since January 1, 1998, the Company has made a similar allocation with respect to any undistributed long-term capital gains of the Company which are to be included in its stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as "capital gains dividends" by the Company to its stockholders.

  (5) No full dividends will be declared or paid or set apart for payment on any series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B Preferred

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Stock (other than a dividend in shares of any series of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock (including the Series A Preferred Stock), all dividends declared upon the Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

   (6) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, pursuant to Paragraph I of this Article THIRD to ensure the Company's continued status as a REIT (as defined herein), or pursuant to comparable Charter provisions with respect to other series of the Company's stock).


  F.   Liquidation Preference.  Upon any liquidation, dissolution or winding up
       ----------------------
of the affairs of the Company, voluntary or involuntary, the holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other series of capital stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Stock and any other shares of preferred stock of

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the Company ranking as to any such distribution on a parity with the Series B
Preferred Stock (including the Series A Preferred Stock) are not paid in full, the holders of the Series B Preferred Stock and of such other shares of Preferred Stock of the Company (including the Series A Preferred Stock) will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Series B Preferred Stock of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of the Series B Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

  If such payment shall have been made in full to all holders of shares of Series B Preferred Stock (and any equity securities ranking on a parity with the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up of the Company (including the Series A Preferred Stock)), the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.
The consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution to satisfy the preferential rights upon distribution of holders of shares of stock of the Corporation whose preferential rights upon distribution are superior to those receiving the distribution.

  G.   Redemption.
       ----------

  (1) The Series B Preferred Stock is not redeemable prior to September 30, 2003. To ensure that the Company remains a qualified real estate investment trust ("REIT") for federal and state income tax purposes, however, the Series B Preferred Stocks shall be subject to the provisions of Paragraph I of this Article THIRD pursuant to which Series B Preferred Stock owned by a stockholder in violation of the restrictions set forth in Paragraph I of this Article THIRD or certain other limitations shall automatically be transferred to a Trust for the benefit of a Charitable Beneficiary (as defined in Paragraph I of this Article THIRD) and the Company shall have the right to purchase such shares, as provided in Paragraph I of this Article THIRD. On and after September 30, 2003, the Company, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale

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proceeds of other capital stock of the Company, which may include shares of other series of Preferred Stock. For purposes of the preceding sentence, "capital stock" means any common stock, Preferred Stock, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

   (2) Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Series B Preferred Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal and state income tax purposes, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

   (3) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Company will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any

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shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

   (4) Immediately prior to any redemption of Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

   (5) From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of Series B Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

   H.   Voting Rights.
        -------------

   (1) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below.

   (2) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred, including the Series A Preferred Stock, and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at a special meeting called by the holders of record of at least 25% of the Series B Preferred Stock or the holders of any other series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

  (3)  So long as any shares of Series B Preferred Stock remain outstanding, the

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Company shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series B Preferred Stock voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such Series B Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend, or otherwise change any of the provisions applicable to the Series B Preferred
Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series B
Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of the Series B Preferred Stock or of any other series of Preferred
Stock, in each case ranking on a parity, including the Series A Preferred Stock, with or junior to the Series B Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   (4) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

   (5) Except as expressly stated in these Articles Supplementary, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series B Preferred Stock.

   I.   Restrictions on Ownership and Transfer to Preserve Tax Benefit.
        --------------------------------------------------------------

   (1)  Definitions. for the purposes of Paragraph I of these Articles
        -----------
Supplementary, the following terms shall have the following meanings:

             "Beneficial Ownership" shall mean ownership of Series B Preferred Stock by a Person who is or would be treated as an owner of such Series B Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

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             "Charitable Beneficiary" shall mean one or more beneficiaries of a
        Trust, as determined pursuant to Subparagraph I(3)(f) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

             "Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

             "Constructive Ownership" shall mean ownership of Series B Preferred Stock by a Person who is or would be treated as an owner of such Series B Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

             "IRS" shall mean the United States Internal Revenue Service.

             "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the Series B Preferred Stock on the trading day immediately preceding the relevant date, or if the Series B Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series B Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series B Preferred Stock may be traded, or if the Series B Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series B Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Company.

             "Ownership Limit" shall mean 9.9% (by value or by number of shares, whichever is more restrictive) of the outstanding Series B Preferred Stock of the Company.

             "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series B Preferred Stock provided that the ownership of such shares of Series B Preferred Stock by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

             "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subparagraph I(2)(b) of this these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series B Preferred Stock for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

             "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subparagraph I(2)(b) of these Articles Supplementary, the record holder of the Series B Preferred Stock if such Transfer had been valid under Subparagraph I(2)(a) of these Articles Supplementary.

             "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code and, for purposes of taxation of the Company under applicable state law, comparable provisions of the law of such state.

             "Restriction Termination Date" shall mean the first day after the date hereof on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

             "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series B Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series B Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series B Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or of beneficial ownership or Beneficial Ownership or Constructive Ownership (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series B Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

             "Trust" shall mean each of the trusts provided for in Subparagraph I(3) of these Articles Supplementary.

             "Trustee" shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

    (2) Restriction on Ownership and Transfers.
        --------------------------------------

        (a) Prior to the Restriction Termination Date:

            (i) except as provided in Subparagraph I(9) of these Articles Supplementary, no Person shall Beneficially Own Series B Preferred Stock in excess of the Ownership Limit;

            (ii) except as provided in Subparagraph I(9) of these Articles Supplementary, no Person shall Constructively Own Series B Preferred Stock in excess of the Ownership Limit;

            (iii) no Person shall Beneficially or Constructively Own Series B Preferred Stock which, taking into account any other capital stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more partnerships) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of
Section 856(c) of the Code or comparable provisions of any applicable state law).

        (b) If prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange ("NYSE")) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series B Preferred Stock in violation of Subparagraph I(2)(a) of these Articles Supplementary, (1) then that number of shares of Series B Preferred Stock that otherwise would cause such Person to violate Subparagraph I(2)(a) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Subparagraph I(3), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause
(1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series B Preferred Stock in violation of Subparagraph I(2)(a) of these Articles Supplementary, then the Transfer of that number of shares of Series B Preferred Stock that otherwise would cause any Person to violate Subparagraph I(2)(a) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

        (c) Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series B Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the capital stock of the Company being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series B Preferred Stock.

  (3) Transfers of Series B Preferred Stock in Trust.
      ----------------------------------------------

        (a) Upon any purported Transfer or other event described in Subparagraph I(2)(b) of these Articles Supplementary, such Series B Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Subparagraph I(2)(b). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Subparagraph I(3)(f) of these Articles Supplementary.

        (b) Series B Preferred Stock held by the Trustee shall be issued and outstanding Series B Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series B Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series B Preferred Stock held in the Trust.

        (c) The Trustee shall have all voting rights and rights to dividends with respect to Series B Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Company that shares of Series B Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series B Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

        The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series B Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series B Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series B Preferred

Stock prior to the discovery by the Company that the Series B Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series B Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

        (d) Within 20 days of receiving notice from the Company that shares of Series B Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series B Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series B Preferred Stock will not violate the ownership limitations set forth in Subparagraph I(2)(a). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Subparagraph I(3)(d). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the shares of Series B Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series B Preferred Stock at Market Price, the Market Price of such shares of Series B Preferred Stock on the day of the event which resulted in the transfer of such shares of Series B Preferred Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series B Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series B Preferred Stock have been transferred to the Trustee, such shares of Series B Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Series B Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares of Series B Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Subparagraph I(3)(d), such excess shall be paid to the Trustee upon demand.

        (e) Series B Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series B Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series B Preferred Stock at Market Price, the Market Price of such shares of Series B Preferred Stock on the day of the event which resulted in the transfer of such shares of Series B Preferred Stock to the Trust) and (ii) the

Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of Series B Preferred Stock held in the Trust pursuant to Subparagraph I(3)(d). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series B Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

        (f) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Series B Preferred Stock held in the Trust would not violate the restrictions set forth in Subparagraph I(2)(a) in the hands of such Charitable Beneficiary.

   (4)  Remedies For Breach.  If the Board of Directors or a committee thereof
        -------------------
or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Subparagraph I(2) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series B Preferred Stock of the Company in violation of Subparagraph I(2) of these Articles Supplementary, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series B Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Subparagraph I(2)(a) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Subparagraph I(2)(b) and any Transfer in violation of Subparagraph I(2)(c) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

    (5)  Notice of Restricted Transfer.  Any Person who acquires or attempts to
         -----------------------------
acquire shares of Series B Preferred Stock in violation of Subparagraph I(2) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Subparagraph I(2)(b) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company's status as a REIT.

    (6)  Owners Required To Provide Information.  Prior to the Restriction
         --------------------------------------
Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series B Preferred Stock and each Person (including the shareholder of record) who is holding Series B Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company's status as a REIT.

   (7)  Remedies Not Limited.  Nothing contained in these Articles Supplementary
        --------------------
(but subject to Subparagraph I(13) of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders by preservation of the Company's status as a REIT.

    (8)  Ambiguity. In the case of an ambiguity in the application of any of the
         ---------
provisions of this Paragraph I of these Articles Supplementary, including any definition contained in Subparagraph I(1), the Board of Directors shall have the power to determine the application of the provisions of this Paragraph I with respect to any situation based on the facts known to it (subject, however, to the provisions of Subparagraph I(13) of these Articles Supplementary). In the event Paragraph I requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Paragraph
I. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Subparagraph I(2)) acquired Beneficial or Constructive Ownership of Series B Preferred Stock in violation of Subparagraph I(2)(a), such remedies (as applicable) shall apply first to the shares of Series B Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series B Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series B Preferred Stock based upon the relative number of the shares of Series B Preferred Stock held by each such Person.

   (9)  Exceptions.
        ----------

        (a) Subject to Subparagraph I(2)(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Series B Preferred Stock in violation of Subparagraph I(2)(a)(i) if the Board of Directors obtains any representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such shares of Series B Preferred Stock will violate Section I(2)(a)(i) or that any such violation will not cause the Company to fail to qualify as a REIT under the Code, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in Subparagraph I(2) of these Articles Supplementary) or attempted violation will result in such Series B Preferred Stock being transferred to a Trust in accordance with Subparagraph I(2)(b) of these Articles Supplementary.

        (b) Subject to Subparagraph I(2)(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Series B

Preferred Stock in violation of Subparagraph I(2)(a)(ii), if the Company obtains any representations and undertakings from such Person as are reasonably necessary to ascertain that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or Constructively more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and that any violation or attempted violation will result in such Series B Preferred Stock being transferred to a Trust in accordance with Subparagraph I(2)(b) of these Articles Supplementary. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Subparagraph I(9)(b) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Series B Preferred Stock in violation of Subparagraph I(2)(a)(ii) if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Company in any taxable year, after taking into account the effect of this sentence with respect to all other Series B Preferred Stock to which this sentence applies.

        (c)  Prior to granting any exception pursuant to Subparagraph I(9)(a) or
(b) of these Articles Supplementary, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT.

     (10) Preemptive Rights.  No holder of shares of Series B Preferred Stock
          -----------------
shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any series, or any bonds or convertible securities of any nature.

     (11) Legends.  Each certificate for Series B Preferred Stock shall bear the
          -------
following legends:

                                CLASSES OF STOCK

     "THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF CAPITAL STOCK CONSISTING OF COMMON STOCK AND ONE OR MORE SERIES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF EACH SERIES OF PREFERRED STOCK BEFORE THE ISSUANCE OF ANY SUCH SERIES OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR, A COPY OF THE COMPANY'S CHARTER AND A FULL STATEMENT WITH RESPECT TO DESIGNATIONS AND ANY PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO

     DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, SINCE THE COMPANY IS AUTHORIZED TO ISSUE PREFERRED STOCK IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUEST FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE."

                     RESTRICTION ON OWNERSHIP AND TRANSFER

     "THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES B PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE COMPANY'S SERIES B PREFERRED STOCK IN EXCESS OF 9.9% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES B PREFERRED STOCK OF THE COMPANY; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE COMPANY'S SERIES B PREFERRED STOCK IN EXCESS OF 9.9% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES B PREFERRED STOCK OF THE COMPANY; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES B PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SERIES B PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES B PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR

     CONSTRUCTIVELY OWN SERIES B PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES B PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES B PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES B PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE."

     (12) Severability.  If any provision of this Paragraph I or any
          ------------
application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     (13) NYSE.  Nothing in this Paragraph I shall preclude the settlement of
          ----
any transaction entered into through the facilities of the NYSE. The shares of Series B Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Paragraph I after such settlement.

     (14) Applicability of Paragraph I.  The provisions set forth in this
          ----------------------------
Paragraph I shall apply to the Series B Preferred Stock notwithstanding any contrary provisions of the Series B Preferred Stock provided for elsewhere in these Articles Supplementary.

     J.   Conversion.  The Series B Preferred Stock is not convertible into
          ----------
or exchangeable for any other property or securities of the Company.

    FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

    FIFTH: The undersigned Executive Vice President and Chief Financial Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, HEALTH CARE PROPERTY INVESTORS, INC., has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary on this 1st day of September, 1998.

         HEALTH CARE PROPERTY INVESTORS, INC.

         By:  _______________________________
         Name:   James G. Reynolds
         Title:  Executive Vice President and
                 Chief Financial Officer

         Attest: ____________________________
         Name:   Edward J. Henning
         Title:  Senior Vice President, General
                 Counsel and Corporate Secretary